Exhibit 6(r)

FOURTH AMENDMENT TO LOAN DOCUMENTS

This Fourth Amendment to Loan Documents (this “Amendment”) dated as of October 11, 2024, is made by and among GK CLEARWATER LA FITNESS LLC, an Illinois limited liability company (“Borrower”), GARO KHOLAMIAN, an individual (“Guarantor”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, and its successors, participants, and assigns (“Lender”).

RECITALS

A.            Borrower and GK Clearwater Retail LLC, an Illinois limited liability company obtained a loan from Lender (the “Loan”) pursuant to the terms of an Interim Loan Agreement dated as of July 9, 2019, as amended by a certain Deferment and Amendment Agreement dated as of May 1, 2020, by a certain Second Amendment to Loan Documents dated as of April 29, 2022 and by a certain Third Amendment to Loan Documents dated as of October 16, 2023 (collectively, and together with any further amendments or modifications thereto, the “Loan Agreement”). The Loan is also evidenced by a Promissory Note dated July 9, 2019, in the maximum principal amount of $12,900,000.00 (together with any amendments or modifications thereto, the “Note”). As of October 11, 2024, the outstanding principal balance of the Loan, together with all amounts remaining for disbursement under the Loan, if any, was $5,967,502.89.

B.            Borrower’s obligations under the Loan Agreement and the Note are secured by a Mortgage, Assignment of Leases and Rents, Assignment of Contracts, Security Agreement, and Fixture Filing recorded in the Official Records of DuPage County, Illinois, under Document # R2019-056439 (together with any amendments or modifications thereto, the “Security Instrument”) against the real property legally described therein (the “Property”).

C.            The Loan Agreement, Note, Security Instrument, and all other documents evidencing, securing, or otherwise governing the Loan, as they may have been amended or modified, are referred to herein collectively as the “Loan Documents.”

D.            Borrower’s obligations under the Loan Documents are guaranteed by Guarantor pursuant to a Limited Recourse Guaranty dated as of July 9, 2019 (together with any amendments or modifications thereto, the “Guaranty”).

E.             Borrower has requested that Lender modify the terms of the Loan as set forth below. To accommodate Borrower’s request, Borrower and Lender desire to modify the Loan on the terms and conditions set forth in this Amendment.

AGREEMENTS

In consideration of the mutual promises, covenants, and conditions set forth herein, the parties hereto hereby agree as follows:

1.            TERMINOLOGY. The terms used in this Amendment shall have the same meanings as in the Loan Agreement, unless a different meaning is assigned herein or is required by the context hereof.

2.            AMENDMENTS TO LOAN DOCUMENTS. Upon satisfaction of all of the Conditions of Effectiveness (defined below), the following amendments shall take effect:

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2.1            Extension of Loan Term. The Maturity Date of the Loan shall be extended to February 6, 2025, unless Lender accelerates the Loan pursuant to an Event of Default, in which case the Loan shall mature on the date of acceleration (the applicable date being referred to as the “Maturity Date”).

2.2            Cash Flow Sweep; Principal Payments. Section 2.1 of the Loan Agreement is hereby amended to delete the definition of Net Cash Flow in its entirety and replace it with the following:

Net Cash Flow: For any period, the amount of Gross Revenues from operations of the Project derived from arm’s length, market rate rents from Leases with unaffiliated third party Tenants, service fees, and charges (excluding capital gains income derived from the sale of assets and other items of income that Lender reasonably determines are unlikely to occur in any subsequent period) that exceeds: (i) actual costs and expenses, both fixed and variable, of owning, operating, managing, and maintaining the Project incurred by Borrower during the applicable period, provided that costs and expenses shall be determined on a cash basis, however, real estate taxes, insurance expenses, and other expenses not paid in periodic installments shall be adjusted from a cash basis to an accrual basis based on Lender’s reasonable estimate of such costs attributable to the applicable period; and (ii) actual debt service on the Loan. For the purpose of calculating actual costs and expenses, all costs and expenses shall be related to the Project and, unless otherwise agreed to by Lender, shall be arm’s length transactions with third party providers. If such costs and expenses are not a result of arm’s length transactions, as determined by Lender in its reasonable discretion, Lender may adjust the operating costs and expenses for the applicable period to reflect the costs and expenses associated with such item(s) in an arm’s length transaction. For the avoidance of doubt, in calculating such Net Cash Flow no portion of the payments made under the Bond Documents shall be included.

3.	CONDITIONS OF EFFECTIVENESS.

3.1            Notwithstanding its execution by all parties, the foregoing amendments shall become effective only upon satisfaction of all of the following “Conditions of Effectiveness”:

  3.1.1          Modification Fee. Borrower has paid Lender a modification fee in the amount of $5,000.00.

  3.1.2          Beneficial Ownership Certification. Borrower shall have delivered to Lender a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230, in such form as Lender may require (the “Beneficial Ownership Certification”).

  3.1.3           Execution and Recording of Documents. Borrower and Guarantor, as applicable, have executed any and all documents necessary to effectuate this Amendment or otherwise required by Lender, including any required amendment to the Security Instrument, restated or substituted note, or UCC financing statements, and such documents have been filed or recorded, where necessary.

  3.1.4           No Defaults. Borrower is in full compliance with all of its covenants and agreements under the Loan Documents, and there is no Default or Event of Default under the Loan Documents.

  3.1.5           Resolutions and Organizational Documents. Borrower has delivered to Lender (i) resolutions of Borrower evidencing approval of the execution and delivery of this Amendment, and (ii) Borrower’s organizational documents; provided, however, that Borrower shall be required to deliver only any amendments to the organizational documents of Borrower since the execution and delivery of the Loan Agreement. Borrower represents and warrants that there have been no modifications or amendments to its organizational documents delivered to Lender at the closing of the Loan since such closing.

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3.2            The Conditions of Effectiveness are intended solely for Lender’s benefit and may, at Lender’s election and in its sole discretion be enforced, fully or partially waived, or transformed into covenants of Borrower to be performed following effectiveness of the foregoing amendments upon Lender’s subsequent written notice and demand. Unless waived in writing by Lender, each of the Conditions of Effectiveness must be satisfied on or before the date hereof or the amendments provided herein shall be of no further force or effect.

4.            LIEN PRIORITY. The Property shall remain and continue in all respects subject to the Security Instrument and nothing in this Amendment or done pursuant to this Amendment shall affect or be construed to affect Lender’s first-lien priority with respect to the Property.

5.            REPRESENTATIONS AND WARRANTIES. Borrower and Guarantor hereby acknowledge, represent, warrant, and agree as follows:

5.1	The Recitals set forth above are true and accurate.

5.2            Borrower is the fee simple owner of the Property, and Lender has not assumed, and does not hereby assume, control of the Property.

5.3            There is no Default or Event of Default under the Loan Documents.

5.4            All necessary steps have been taken to perfect Lender’s interest in the Property as security for the Loan, and the Security Instrument is, and shall continue to be, a first and paramount lien against the Property securing Borrower’s obligations under the Loan Documents, as amended hereby and by any related documents executed in connection herewith. There are no liens, charges, or encumbrances against the Property that are now or may hereafter become prior to the Security Instrument.

5.5            All information provided in Borrower's Beneficial Ownership Certification is true, complete, and correct as of the date thereof.

5.6            All documents and other information requested by Lender from Borrower and Guarantor as a condition to entering into this Amendment are true, complete, and accurate in all respects.

5.7            The Guaranty is and shall remain fully binding and enforceable in accordance with its terms as to Borrower’s obligations under the Loan, as amended hereby. Guarantor’s obligations under the Guaranty are and shall continue to be entirely separate and independent from the obligations of Borrower under the Loan Documents. In addition, any separate indemnity agreement executed by Guarantor in connection with the Loan shall remain in full force and effect and shall continue to be separate and independent from any Guaranty and the Loan Documents.

5.8            Borrower and Guarantor acknowledge that Lender is relying on the warranties, representations, releases, and agreements of Borrower and Guarantor in this Amendment, and would not enter into this Amendment or agree to modify the Loan Documents without such warranties, representations, releases, and agreements.

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6.             RELEASE. Borrower and Guarantor agree that Lender has not breached any of its obligations under the Loan Documents, and Borrower and Guarantor have no claims against Lender, its predecessors, successors, assigns, or participants, or any of their officers, directors, agents, employees, and other affiliates (collectively, the “Released Parties”) for fraud, misrepresentation, lender misconduct, lender liability, breach of alleged fiduciary duty, or other tort or wrongdoing. Borrower and Guarantor hereby release and forever discharge the Released Parties of and from any and all claims, causes of action, rights of offset, and rights to damages that Borrower or any Guarantor has or may have, or may be entitled to assert, against the Released Parties for any reason whatsoever by reason of any actions, events, or occurrences prior to the date of this Amendment, except for Borrower’s rights to enforce Lender’s further obligations under the Loan Documents, as amended hereby. The provisions, waivers, and releases set forth in this section are binding upon Borrower and Guarantor and their respective agents, employees, representatives, officers, directors, partners, members, joint venturers, affiliates, assigns, heirs, successors-in-interest and shareholders. Neither Borrower nor Guarantor have any claims, defenses, counterclaims, or rights of offset against any of the Released Parties arising out of or in any way connected with the Loan.

7.             PAYMENT OF LENDER’S EXPENSES. In addition to Borrower’s payment of the modification fee, Borrower agrees to reimburse Lender for all out-of-pocket expenses incurred by Lender in connection with the drafting, negotiation, execution, delivery, and performance of this Amendment and all related documents, including, without limitation, reasonable attorneys’ fees and costs incurred by Lender, premiums for any new title policy or endorsements to Lender’s existing Title Policy, appraisal fees, recording charges, escrow fees, and any other costs.

8.             EFFECT ON LOAN DOCUMENTS. This Amendment shall be sufficient to serve as an amendment to all of the Loan Documents, as appropriate. This Amendment supersedes and shall control over any inconsistent provisions of the Loan Documents, or any previous extensions or other amendments of the Loan Documents. Except as amended herein, the Loan Documents shall remain in full force and effect as written, and the provisions of the Loan Documents shall remain unaffected, unchanged, and unimpaired hereby.

9.             AUTHORIZATION/BINDING EFFECT. Each person signing this Amendment on behalf of Borrower and Guarantor warrants and represents that this Amendment was duly authorized by all individuals or entities whose authorization was required for this Amendment to be effective. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

10.           APPLICABLE LAW. This Amendment shall be construed in all respects and enforced according to the laws of the State of Illinois, without regard to that state’s choice of law rules.

11.           COUNTERPARTS. The parties may execute this Amendment in any number of counterparts, each of which shall be deemed an original instrument but all of which together shall constitute one and the same instrument.

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EXECUTED as of the date of this Amendment.

BORROWER:		LENDER:

GK CLEARWATER LA FITNESS LLC, an Illinois limited liability		KEYBANK NATIONAL ASSOCIATION, a national banking association company.

By:	GK Development, Inc., an Illinois corporation, its Manager

		By:	/s/ Thomas J. Reynolds
Thomas J. Reynolds, Senior Vice President

By:	/s/ Garo Kholamian
Garo Kholamian, President

Fourth Amendment to Loan – Clearwater Shopping Center – LA Fitness

EXECUTED as of the date of this Amendment.

BORROWER:		LENDER:

GK CLEARWATER LA FITNESS LLC, an Illinois limited liability		KEYBANK NATIONAL ASSOCIATION, a national banking association company

By:	GK Development, Inc., an Illinois corporation, its Manager

		By:	/s/ Thomas J. Reynolds
Thomas J. Reynolds, Senior Vice President

By:	/s/ Garo Kholamian
Garo Kholamian, President

GUARANTOR;

/s/ Garo Kholamian
Garo Kholamian

Fourth Amendment to Loan – Clearwater Shopping Center – LA Fitness